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Exhibit 3.14

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 03:00 PM 12/31/2002 030000969—2797283

STATE of DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of FORMATlON

•	First: The name of the limited liability company is Cayenta Operating, LLC.
•	Second: The address of its registered office in the State of Delaware is 2711 Centerville Road Suite 400 in the City of Wilmington, DE 19808.
The name of its Registered agent at such address is Corporation Service Company.
•	Third: (Use this paragraph only if the company is to have a specific effective date of dissolution.) "The latest date on which the limited liability company is to dissolve is December 30, 2101."
•	Fourth: (Insert any other matters the member determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation of Cayenta Operating, LLC this 30th day of December 2002.

BY	/s/ CHERYL L. BARR Authorized Person(s)
NAME:	CHERYL L. BARR
TITLE:	Secretary

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STATE of DELAWARE LIMITED LIABILITY COMPANY CERTIFICATE of FORMATlON